Exhibit 16.1

August 16, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Rockley Photonics Holdings Limited’s (“HoldCo”) statements included under Item 4.01 of its Form 8-K dated August 16, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal as SC Health Corporation’s independent registered public accounting firm on August 11, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York